UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 27, 2010, Nortel Networks Corporation (NNC) announced that its principal operating subsidiary Nortel Networks Limited (NNL), and certain of its other subsidiaries, including Nortel Networks Inc. and Nortel Networks UK Limited (in administration), have entered into a “stalking horse” asset sale agreement with PSP Holding LLC (PSP), a special purpose entity to be fully funded at closing by Marlin Equity Partners, (Marlin) and Samnite Technologies Inc., a communications technology company based in Ottawa, for the sale of substantially all of the assets of Nortel’s North America, Caribbean and Latin America (CALA) and Asia Multi Service Switch (MSS) business and an asset sale agreement with Marlin for the sale of substantially all of the assets of the Europe, Middle East and Africa (EMEA) portion of its MSS business, for a purchase price of US$39 million in cash.

These agreements include the planned sale of substantially all assets of the MSS business globally including the associated Data Packet Network and Shasta product groups. These agreements also include certain intellectual property related to the MSS business.

Currently, subject to the terms of these agreements as well as any changes that may occur through the stalking horse and sale process, substantially all MSS employees would have the opportunity to continue employment with PSP. This includes the employees assigned to the MSS business in certain EMEA jurisdictions who would transfer to PSP by operation of law.

Nortel and PSP have made customary representations, warranties and covenants in the agreements, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the agreements and closing of the transaction. At closing, Nortel and PSP will enter into a transition services agreement pursuant to which Nortel will agree to provide certain transition services up to June 30, 2011, subject to possible extensions in the event the U.S. and Canadian court hearings to approve the sale do not take place by September 30, 2010.

The agreements also contain customary termination rights for Nortel and PSP. If the agreements are terminated in certain circumstances and Nortel enters into an alternative transaction for the sale of its MSS business which is consummated within 9 months following such termination, Nortel will owe PSP a reimbursement for reasonable and documented fees, costs and expenses incurred by PSP in an amount not to exceed $1.5 million, plus a break-up fee of $2.5 million less any such expense reimbursement to be paid to PSP. PSP is also entitled to the same break-up fee and/or expense reimbursement if the agreements are terminated by PSP because of certain breaches of the agreements by Nortel.

Details of Sale Process

Nortel will file the stalking horse asset sale agreement with the United States Bankruptcy Court for the District of Delaware along with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers, as required under Section 363 of the U.S. Bankruptcy Code. A similar motion for the approval of the bidding procedures will be filed with the Ontario Superior Court of Justice. Following completion of the bidding process, final approval of the U.S. and Canadian courts will be required.

In relation to the EMEA entities to which they are appointed, the UK Joint Administrators have the authority, without further court approval, to enter into the EMEA asset sale agreement on behalf of those relevant Nortel entities. In some EMEA jurisdictions, this transaction is subject to information and consultation with employee representatives and/or employees.

In addition to the processes and approvals outlined above, consummation of the transaction is subject to the satisfaction of regulatory and other conditions and the receipt of various approvals. The agreements are also subject to certain working capital and other purchase price adjustments.

Item 8.01	Other Events.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca
General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell
Controller

Dated: September 1, 2010